Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/08/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD'S DELIVERS STRONG PERFORMANCE WORLDWIDE;
NOVEMBER COMPARABLE SALES  RISE 7.4%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 7.4% in November.  Performance by segment was as follows:

•	U.S. up 6.5%
•	Europe up 6.5%
•	Asia/Pacific, Middle East and Africa up 8.1%

    "We're listening to our customers and delivering what they expect from McDonald's by optimizing our menu, modernizing the customer experience and broadening accessibility to our Brand," said McDonald's Chief Executive Officer Jim Skinner.  "McDonald’s steadfast focus on our customers and our operations under the Plan to Win is driving the sustained momentum of our global business."
    In the U.S., the continued strength of McDonald’s breakfast daypart, everyday value, the addition of the seasonal Peppermint Mocha to the McCafé line-up, and the Chicken McNuggets promotion drove the 6.5% increase in November comparable sales.
    Europe posted a 6.5% increase in comparable sales for November driven by performance in the U.K., France, Russia and Germany.  Throughout Europe, an expanding variety of premium and mid-tier products, exciting promotional food and marketing events, and reimaged restaurants enhanced the McDonald’s experience and drove the segment’s comparable sales increase for the month.
    Comparable sales in Asia/Pacific, Middle East and Africa increased 8.1% in November led by Japan and China.  APMEA’s results were fueled by locally-relevant menus that include daypart value platforms and classic core favorites complemented by compelling customer conveniences.
    Systemwide sales increased 9.5% for the month.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended November 30,	2011	2010	Reported	Currency
McDonald's Corporation	7.4	4.8	9.5	9.5
Major Segments:
U.S.	6.5	4.9	7.2	7.2
Europe	6.5	4.9	8.3	9.2
APMEA*	8.1	2.4	15.2	12.4

Year-To-Date November 30,
McDonald's Corporation	5.2	5.2	11.0	7.0
Major Segments:
U.S.	4.3	3.9	5.0	5.0
Europe	5.5	4.9	14.3	8.2
APMEA*	4.5	5.7	15.7	7.0
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In November 2011, this calendar shift/trading day adjustment consisted of one less Monday and one more Wednesday compared with November 2010. The resulting adjustment varied by area of the world, ranging from approximately 0.1% to 0.4%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications

    McDonald’s tentatively plans to release fourth quarter results before the market opens on January 24, 2012 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving approximately 64 million customers in 119 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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